Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Chemtura Corporation:

We consent to incorporation by reference in the Registration Statements (Forms S-8 Nos. 333-103715 and 333-49127) pertaining to the Great Lakes Savings Plan of Chemtura Corporation of our report dated June 29, 2006, relating to the statements of net assets available for plan benefits of the Great Lakes Savings Plan as of December 31, 2005, and the related statement of changes in net assets available for plan benefits for the years then ended, and the related schedules, included in this annual report on Form 11-K.

Stamford, Connecticut
June 29, 2006